Exhibit 99.1

Kaspien Holdings Inc. Reports Fiscal Second Quarter 2022 Results

SPOKANE, Wash. – September 13, 2022 – Kaspien Holdings Inc. (NASDAQ: KSPN) (“Kaspien” or the “Company”), a leading e-commerce marketplace growth platform, today reported financial results for the fiscal second quarter ended July 30, 2022.

Recent Operational Highlights
●	The Company reported the two highest sales days in Company history during the Amazon Prime Day event on July 12th and 13th.

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Through disciplined inventory and cash management, the Company reduced the cash outflow from operations for the thirteen weeks ended July 30, 2022 to $0.1 million from $5.7 million for the thirteen weeks ended April 30, 2022 and compared with $2.4 million in the comparable year ago period.

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On July 14, 2022, the Company closed on an equity offering. The gross proceeds to the Company from the private placement, after deducting placement agent fees and other estimated offering expenses payable by the Company, were approximately $7.1 million. The Company intends to use the net proceeds from the private placement for working capital and other general corporate purposes.

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During the first half of 2022, management implemented the following strategic initiatives, operational efficiencies, and other considerations directed toward improving performance, operations, and cash flow:

o
Vendor Rationalization and Remediation. Using a profit-driven approach, the Company determined there was an opportunity to rationalize and remediate its vendor portfolio to improve profitability, streamline core operations and improve efficiency. Rationalization and remediation activities included terminating unprofitable vendors and improving vendor relationships through negotiations focused on improving gross margin and supply chain efficiencies.  Total active partner count as of July 30, 2022 was approximately 172, including 150 retail partners and 22 subscription (Agency and Software as a Service) partners.

o
SG&A Rationalization. The Company implemented strategic initiatives to create operational efficiencies directed towards improving operating performance and cash flow to align with the current and future business focus. As part of these initiatives, a reduction in force was implemented during the second quarter of fiscal 2022. Additional reductions implemented included expenses related to technology and hardware.

Management Commentary
“In response to the decline in operating results in Fiscal 2021, we implemented several strategic initiatives to create operational efficiencies while focusing diligently on inventory and cash management. Our team continues to be focused on scalable, efficient growth and improving the unit economic of our business as we enter the holiday season.” said Kaspien interim CEO Brock Kowalchuk

Fiscal Second Quarter 2022 Financial Results
Results compare 2022 fiscal second quarter ended July 30, 2022 to 2021 fiscal second quarter ended July 31, 2021 unless otherwise indicated.

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Net revenue decreased 3% to $33.9 million from $34.9 million in the comparable year-ago period. The decrease in net revenue was primarily attributable to declines in Fulfillment by Amazon (“FBA”) US, which were partially offset by continued growth in Subscription revenue. Gross merchandise value (“GMV”) increased 14% to $72.4 million, compared to $63.5 million in the comparable year-ago period. Subscription GMV increased 36.4% to $36.7 million (50.7% of total GMV), compared to $26.9 million (42.4% of total GMV) in the comparable year-ago period.

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Gross profit decreased 24% to $6.7 million or 19.8% of net revenue from $8.8 million or 25.3% of net revenue in the comparable year-ago period. The decrease in gross profit was primarily attributable to a reduction in net revenue on the Amazon US platform, a decrease in merchandise margin, and increased warehousing and freight expenses. The table below summarizes the year-over-year comparison of gross margin:

	Thirteen Weeks Ended		Change
(amounts in thousands)	July 30, 2022	July 31, 2021	$	%

Merchandise margin	$14,121	$15,936	$(1,815)	-11.4%
% of net revenue	41.6%	45.7%	-4.1%

Fulfillment fees	(4,655)	(5,393)	738	-13.7%
Warehousing and freight	(2,739)	(1,708)	(1,031)	60.4%
Gross profit	$6,727	$8,835	$(2,108)	-23.9%

% of net revenue	19.8%	25.3%

●
Selling, General & Administrative (“SG&A”) expenses were $10.2 million or 30.1% of net revenue as compared to $10.2 million or 29.3% of net revenue in the comparable year-ago period. During the quarter, the Company implemented certain strategic initiatives to create operational efficiencies to reduce general and administrative expenses.

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Loss from operations was $3.5 million, compared to a loss from operations of $1.4 million in the comparable year-ago period. The increase in operating loss resulted from the decline in net revenue, a reduction in merchandise margin and increased warehousing and freight expenses.

●	Net loss was $4.4 million, or $1.69 per diluted share, compared to net income of $82,000, or $0.03 per diluted share, in the comparable year-ago period.

●	Adjusted EBITDA loss (a non-GAAP metric reconciled below) was $3.2 million, compared to an adjusted EBITDA loss of $0.8 million in the comparable year-ago period.

●	As of July 30, 2022, the Company had $1.3 million in cash, compared to $1.2 million as of January 30, 2021 and $2.6 million as of July 31, 2021.

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Cash used in operations during the thirteen weeks ended July 30, 2022 was $0.1 million, compared to $2.4 million in the comparable year-ago period. The reduced cash used in operations was due more disciplined supply chain and working capital management.

●	Inventory at quarter end was $29.4 million, compared to $25.0 million as of July 31, 2021.

●	As of July 30, 2022, the Company had borrowings under its credit facility of $3.9 million and had $7.7 million available for borrowing.

Fiscal First Half 2022 Financial Results
Results compare six months ended July 30, 2022 to six months ended July 31, 2021 unless otherwise indicated.

●	Net revenue decreased 13% to $65.7 million from $75.5 million in the comparable year-ago period. This decrease in net revenue was driven by declines in the Company’s FBA US segment.

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Gross profit was $13.6 million or 20.7% of net revenue, compared to $18.6 million or 24.7% of net revenue over the comparable year-ago period. The decrease in gross profit was primarily attributable to a reduction in net revenue on the Amazon US platform, a decrease in merchandise margin and increased warehousing and freight expenses. The table below summarizes the year-over-year comparison of gross margin:

	Twenty-Six Weeks Ended
(amounts in thousands)	July 30, 2022	July 31, 2021

Merchandise margin	$28,167	$34,656
% of net revenue	42.9%	45.9%

Fulfillment fees	(9,222)	(11,843)
Warehousing and freight	(5,366)	(4,182)
Gross profit	$13,579	$18,631

% of net revenue	20.7%	24.7%

●
SG&A expenses decreased 0.7% to $20.7 million or 31.5% of net revenue from $20.9 million or 27.6% of net revenue in the comparable year-ago period. The decrease in SG&A expenses was primarily attributable to a $1.5 million decline in selling expenses partially offset by a $1.4 million increase in general and administrative expenses.

●	Loss from operations totaled $7.1 million compared to a loss from operations of $2.2 million in the comparable year-ago period. The increased loss was due to lower sales and gross margin.

●	Net loss was $8.8 million, compared to a net loss of $1.3 million in the comparable year-ago period.

●	Adjusted EBITDA loss (a non-GAAP metric reconciled below) was $6.5 million, compared to a loss of $1.0 million in the comparable year-ago period.

●	Cash used in operations was $5.9 million, compared to $4.9 million in the comparable year-ago period.

About Kaspien
Kaspien Holdings Inc. (f/k/a Trans World Entertainment Corporation) (NASDAQ: KSPN) is a leading e-commerce marketplace growth platform, offering an expanding suite of software and services to help brands grow on Amazon, Walmart, Target, eBay, and other online marketplaces. Founded in 1972 as a brick-and-mortar retailer and rebranded as Kaspien in 2020, the Company has spent the last decade building and utilizing proprietary technologies for brand protection, marketing optimization, and fulfillment efficiency to generate rapid revenue growth for its partners. Through innovative strategies and best-in-class technologies, Kaspien has earned the trust of many leading brands, including 3M, Strider Bikes, and ZippyPaws. For more information, visit kaspien.com.

Non-GAAP Financial Measures
Adjusted EBITDA is defined as net loss, adjusted to exclude: (i) income tax expense; (ii) Other (income) loss; (iii) interest expense; and (iv) depreciation expense. Our method of calculating adjusted EBITDA may differ from other issuers and accordingly, this measure may not be comparable to measures used by other issuers. We use adjusted EBITDA to evaluate our own operating performance and as an integral part of our planning process. We present adjusted EBITDA as a supplemental measure because we believe such a measure is useful to investors as a reasonable indicator of operating performance. We believe this measure is a financial metric used by many investors to compare companies. This measure is not a recognized measure of financial performance under GAAP in the United States and should not be considered as a substitute for operating earnings (losses), net earnings (loss) from continuing operations or cash flows from operating activities, as determined in accordance with GAAP.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(amounts in thousands)	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021

Net loss	$(4,416)	$82	$(8,846)	$(1,335)
Income tax expense (benefit)	43	46	43	46
Other (income) loss	-	(1,963)	-	(1,963)
Interest expense	901	461	1,663	1,015
Loss from operations	(3,472)	(1,375)	(7,140)	(2,237)
Depreciation expense	300	621	594	1,224
Adjusted EBITDA	$(3,172)	$(754)	$(6,546)	$(1,013)

About Key Performance Indicators
Gross Merchandise Value (“GMV”) is the total value of merchandise sold over a given time period through a customer-to-customer exchange site. For Kaspien, it is the measurement of merchandise value sold across all channels and partners within the Kaspien platform.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this communication are forward-looking statements. The statements contained herein that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, and similar terms and phrases, including references to assumptions, in this document to identify forward-looking statements. These forward-looking statements are made based on management’s expectations and beliefs concerning future events and are subject to uncertainties and factors that could cause actual results to differ materially from the results expressed in the statements. The following factors are among those that may cause actual results to differ materially from the Company’s forward-looking statements:  risk of disruption of current plans and operations of Kaspien and the potential difficulties in customer, supplier and employee retention; the outcome of any legal proceedings that may be instituted against the Company; the Company’s level of debt and related restrictions and limitations, unexpected costs, charges, expenses, or liabilities; the Company’s ability to operate as a going-concern; deteriorating economic conditions and macroeconomic factors; the impact of the COVID-19 pandemic; and other risks described in the Company’s filings with the SEC, such as its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

The reader should keep in mind that any forward-looking statement made by us in this document, or elsewhere, pertains only as of the date on which we make it. New risks and uncertainties come up from time-to-time and it’s impossible for us to predict these events or how they may affect us. In light of these risks and uncertainties, you should keep in mind that any forward-looking statements made in this document or elsewhere might not occur.

Company Contact
Ed Sapienza
Chief Financial Officer
509-202-4261
esapienza@kaspien.com

-Financial Tables to Follow-

KASPIEN HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Thirteen Weeks Ended				Twenty-six Weeks Ended
	July 30, 2022	% to Net Revenue	July 31, 2021	% to Net Revenue	July 30, 2022	% to Net Revenue	July 31, 2021	% to Net Revenue

Net revenue	$33,907		$34,890		$65,697		$75,507

Cost of sales	27,178	80.2%	26,055	74.7%	52,118	79.3%	56,876	75.3%
Gross profit	6,729	19.8%	8,835	25.3%	13,579	20.7%	18,631	24.7%
Selling, general and administrative expenses	10,201	30.1%	10,210	29.3%	20,719	31.5%	20,868	27.6%
Loss from operations	(3,472)	-10.2%	(1,375)	-3.9%	(7,140)	-10.9%	(2,237)	-3.0%
Interest expense	901	2.7%	461	1.3%	1,663	2.5%	1,015	1.3%
Other (income) expense	-	0.0%	(1,963)	-5.6%	-	0.0%	(1,963)	-2.6%
Income (loss) before income tax expense	(4,373)	-12.9%	128	0.4%	(8,803)	-13.4%	(1,289)	-1.7%
Income tax expense	43	0.1%	46	0.1%	43	0.1%	46	0.1%
Net income (loss)	$(4,416)	-13.0%	$82	0.2%	$(8,846)	-13.5%	$(1,335)	-1.8%

BASIC AND DILUTED INCOME PER SHARE:
Basic income (loss) per common share	$(1.69)		$0.03		$(3.47)		$(0.56)

Weighted average number of common shares outstanding – basic	2,613		2,491		2,553		2,404

Diluted income (loss) per common share	$(1.69)		$0.03		$(3.47)		$(0.56)

Weighted average number of common shares outstanding – diluted	2,613		2,538		2,553		2,404

KASPIEN HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share and share amounts)

	July 30, 2022	January 29, 2022	July 31, 2021
ASSETS	Unaudited		Unaudited
CURRENT ASSETS
Cash and cash equivalents	$1,309	$1,218	$2,570
Restricted cash	1,158	1,158	1,184
Accounts receivable	2,082	2,335	2,805
Merchandise inventory	29,363	29,277	25,024
Prepaid expenses and other current assets	618	649	1,056
Total current assets	34,530	34,637	32,639

Restricted cash	1,873	2,447	2,992
Fixed assets, net	2,357	2,335	2,301
Operating lease right-of-use assets	1,823	2,144	2,447
Intangible assets, net	-	-	218
Cash Surrender Value	3,768	4,154	4,277
Other assets	777	965	1,157
TOTAL ASSETS	$45,128	$46,682	$46,031

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$8,012	$6,271	$7,599
Short-term borrowings	3,855	9,966	-
Accrued expenses and other current liabilities	1,753	2,362	1,941
Current portion of operating lease liabilites	550	649	622
Total current liabilities	14,170	19,248	10,162

Operating lease liabilities	1,416	1,608	1,942
Long-term debt	8,548	4,356	5,526
Other long-term liabilities	13,788	14,185	15,721
TOTAL LIABILITIES	37,922	39,397	33,351

SHAREHOLDERS' EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; none issued)	-	-	-
Common stock ($0.01 par value; 200,000,000 shares authorized; 3,911,825, 3,902,985 and 3,902,985 shares issued, respectively)	39	39	39
Additional paid-in capital	263,723	359,220	359,016
Treasury stock at cost (771,514, 1,410,378 and 1,410,378 shares, respectively)	(125,906)	(230,170)	(230,170)
Accumulated other comprehensive loss	(910)	(910)	(2,007)
Accumulated deficit	(129,740)	(120,894)	(114,198)
TOTAL SHAREHOLDERS' EQUITY	7,206	7,285	12,680
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$45,128	$46,682	$46,031